Exhibit 10.11

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

This AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into effective as of September 1, 2004, by and among Natural Alternatives International, Inc., a Delaware corporation (“NAI”) with its principal offices at 1185 Linda Vista Drive, San Marcos, California 92078, and Dr. Reginald B. Cherry, an individual (“Dr. Cherry”), with his principal address at 8323 Southwest Freeway, Suite 440, Houston, Texas 77074. The Parties to this Agreement are sometimes referred to collectively herein as the “Parties” or separately as a “Party”.

RECITALS

A.    NAI is in the business of designing, researching, formulating, developing, manufacturing, packaging, distributing and marketing nutritional Products and has demonstrated its capability to develop formulae and to manufacture nutritional Products derived from such formulae.

B.    Dr. Cherry entered into an assignment agreement (“Cherry Assignment”) with Reginald

B. Cherry Ministries, Inc., a Texas nonprofit corporation (“Ministries”), in which Dr. Cherry assigned to Ministries an undivided fifty-one percent (51%) interest in and to his name and likeness for the promotion of nutritional foods and supplements, retaining an undivided forty-nine percent (49%) interest in and to his name and likeness for the promotion of nutritional foods and supplements (the “Retained Interest”).

C.    Dr. Cherry desires to utilize the expertise of NAI to design, research, formulate, develop, manufacture, package, sell, distribute and market nutritional Products.

D.    NAI desires to work with Dr. Cherry to design, research, formulate, develop, manufacture, package, sell, distribute and market nutritional Products using the names, likenesses, styles, persona, patents, trademarks, logos, domain names and copyrights of Dr. Cherry.

E.    NAI desires to design, research, formulate, develop, manufacture, package, sell, distribute and market all nutritional Products developed under this Agreement to all markets worldwide, and through all channels or means of distribution.

F.    In order to allow NAI to design, research, formulate, develop, manufacture, package, sell, distribute and market nutritional Products using the likeness, style, persona and other attributes of Dr. Cherry, Dr. Cherry intends hereby to grant to NAI an exclusive license to all of his rights in the Retained Interest for NAI’s use in the design, research, formulation, development, manufacture, packaging, sales, distribution and marketing of nutritional Products, subject to Dr. Cherry retaining the non-exclusive right to assist in the promotion and marketing of the nutritional Products.

Incorporating the above recitals herein and in consideration of the covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Incorporating the above recitals herein and in consideration of the covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

GRANT OF EXCLUSIVE LICENSE

1.1 Grant of License. Dr. Cherry grants to NAI the exclusive right to use solely in connection with distribution of Products, the names, likenesses, styles, persona, patents, trademarks, logos, domain names, copyrights and all other attributes, whether currently existing or to be developed in the future, of Dr. Cherry with respect to the Retained Interest (the “Proprietary Assets”). The rights granted herein pursuant to this Section are referred to as the “License Rights”.

1.2 Territory. The territory for which NAI is granted the License Rights shall be worldwide.

1.3 Products. “Product” or “Products” means all nutritional foods, nutritional and dietary supplements and related materials or products of any description, including but not limited to capsules, tablets, powders, liquids, bars and other forms and packaged in any and all manners using the Proprietary Assets developed as part of the individual and product identity of Dr. Cherry. NAI shall have the right to have the labeling and all promotional materials for all Products include a representation that the Product has been manufactured by NAI.

1.4 Duties of NAI. In connection with the License granted herein, NAI shall:

1.4.1 Take such actions as are commercially reasonable in an effort to design, develop, formulate, manufacture, promote, market, distribute and sell the maximum number of Products while maintaining the quality of the Products and NAI’s service to its customers.

1.4.2 Meet, confer and cooperate with Dr. Cherry in connection with development of any packaging and promotional materials utilizing the Proprietary Assets.

1.4.3 Cooperate with Dr. Cherry with respect to Dr. Cherry’s preparation of material for inclusion in or use in connection with medical clinics, television programs, Web sites, books, mini-books, study guides, and audiotapes of Dr. Cherry.

1.4.4 Maintain a regular schedule of contact with Dr. Cherry to discuss ideas, priorities, action steps and issues.

1.4.5 Cooperate with all parties in the current and future development of the Products and use best efforts to produce and distribute Products under this Agreement.

1.4.6 Submit promotional copy, artwork, and layout to Dr. Cherry for review, comment, and editing, so that promotional materials reflect the public image of Dr. Cherry and his activities associated with maintaining and restoring health. NAI may proceed with producing said promotional material only after obtaining approval of Dr. Cherry pursuant to Section 1.5.3.

1.4.7 Develop the Products with the collaboration and assistance of Dr. Cherry. NAI will design, formulate, manufacture, and package the Products. NAI will use reasonable efforts to ensure Product formulas do not infringe upon the existing patents or registered trademarks of any other party.

1.4.8 NAI will develop all packaging and labeling with respect to the Products.

1.5 Duties of Dr. Cherry. In connection with the exclusive license granted in this Agreement, Dr. Cherry shall:

1.5.1 Devote such time, effort, attention and energies as is commercially reasonable to promote, expand, improve, safeguard and develop the Proprietary Assets, and to promote, market and sell the Products and teach about the importance and benefits of the Products as a part thereof, and in connection with such efforts and the promotion and maintenance of the Proprietary Assets and Products, to maintain or expand the scope of distribution and public awareness of Dr. Cherry, and shall not take any action that would be inconsistent with the public image of either Dr. Cherry, NAI, the Products or Proprietary Assets, or degrade, tarnish, deprecate or disparage Dr. Cherry, NAI, the Products or Proprietary Assets or in any way reflect negatively on any of them in society or standing in the community, or prejudice Dr. Cherry, NAI, the Products or Proprietary Assets, and that Dr. Cherry will terminate such activities promptly upon notice.

1.5.2 Regularly recommend and review the Products for use and meet, confer, and cooperate with NAI in connection with the development of Products.

1.5.3 Review, comment, edit, and approve or disapprove, in its reasonable discretion the design, formulation, labeling and packaging of all Products and all material changes thereto and all promotional material submitted by NAI prior to the expiration of fifteen (15) business days following receipt of such materials. Any failure to approve or disapprove of such materials within the time period provided, shall constitute approval.

1.5.4 Collaborate and cooperate with NAI and otherwise assist NAI with Product design, development and formulation, and the design and development of the packaging and labeling of the Products.

1.5.5 Maintain a regular schedule of contact with NAI to discuss ideas, priorities, action steps and issues.

1.5.6 Advise NAI on a regular basis as to the schedule and content of Dr. Cherry’s activities, corrected as changes occur for a forward looking calendar of at least six (6) months.

1.5.7 Cooperate with all parties in the current and future development of Products and use best efforts to promote, market and sell the Products.

1.5.8 With the exception of Promensol, Dr. Cherry shall refrain from promoting, marketing or selling any Product distributed by anyone other than NAI.

ARTICLE II

ROYALTIES

2.1 Royalties. NAI shall pay Dr. Cherry a royalty on the annual Net Sales revenue from the Products. “Net Sales” shall be computed as the gross invoice amount billed by NAI to purchasers of the Products, less customer shipping and handling charges, credit card charge fees and returns actually credited. The amount of such royalty shall be the amount set forth in Section 2.1.2 herein below:

2.1.1 Minimum Annual Net Sales. During the periods of the term of this Agreement set forth below, NAI shall produce minimum annual Net Sales of the Products. The amount of the minimum annual sales shall be as set forth below for each period.

Effective Date through December 31, 2004   $5,000,000

January 1, 2005 through December 31, 2005 $6,000,000

January 1, 2006 through December 31, 2006 $6,500,000

January 1, 2007 through December 31, 2007 $7,000,000

January 1, 2008 through December 31, 2008 $7,500,000

January 1, 2009 through December 31, 2009 $8,000,000

In the event Minimum Annual Net Sales are not achieved, NAI shall have the option to retain all rights under this Agreement by paying to Dr. Cherry the difference between the amount of royalties actually paid to Dr. Cherry pursuant to Section 2.1.2 for Net Sales achieved during the respective year, and the amount which would have been due if the Minimum Annual Net Sales requirement had been achieved. If the Minimum Annual Net Sales requirement is not achieved and NAI does not pay to Dr. Cherry such difference, Dr. Cherry shall have the right in his sole discretion to: (i) waive the non-compliance; (ii) notify NAI this Agreement has been automatically converted to a non-exclusive license on otherwise all the same terms and conditions; or (iii) terminate this Agreement at which time all rights previously licensed shall revert to Dr. Cherry. No waiver of this requirement by Dr. Cherry (if any) shall act as a future waiver.

2.1.2 Annual Net Sale Royalty. During the entire term of this Agreement, the royalty due for the period shall be in the amount set forth in this Section 2.1.2.

4.90% of annual Net Sales not exceeding $25,000,000;

5.39% of annual Net Sales in excess of $25,000,000 but not exceeding $30,000,000;

5.88% of annual Net Sales in excess of $30,000,000 but not exceeding $35,000,000;

6.37% of annual Net Sales in excess of $35,000,000 but not exceeding $40,000,000;

6.86% of annual Net Sales in excess of $40,000,000 but not exceeding $45,000,000;

7.35% of annual Net Sales in excess of $45,000,000

2.1.3 Royalty Payments. Royalty payments shall be made monthly, on or before the 30th day of the month succeeding the close of each calendar month. Each payment hereunder shall be accompanied by a report setting forth the information described in Section 2.3. All payments shall be made in United States currency and be drawn on a United States bank. The amount of the monthly royalty payment due during each of the first three (3) quarters of each annual period described in Section 2.1.1, shall be calculated according to Section 2.1.2. The amount of the monthly royalty payment due during the fourth quarter of each annual period described in Section 2.1.1, shall be the greater of: (i) the amount calculated for the quarter pursuant to Section 2.1.2; or (ii) the minimum amount due for the annual period as set forth in Section 2.1.1 less the amount of all royalties already paid for the same annual period.

2.2 Dr. Cherry Promotional Expense Sharing. NAI and Dr. Cherry shall mutually develop and approve a budget for any direct costs incurred by Dr. Cherry in connection with the promotion of the Products. NAI shall contribute or reimburse such parties for a percentage of such costs, which percentage shall be an amount mutually agreed upon by NAI and Dr. Cherry.

2.3 Reports. NAI shall deliver a report to Dr. Cherry within thirty (30) days after the end of each calendar month, which shall consist of an accurate statement of Net Sales of Products, along with any royalty payments or sublicensing revenues due Dr. Cherry. Such reports shall be provided to Dr. Cherry, regardless of whether any Products were sold during the period covered by the report. The acceptance by Dr. Cherry of any of the statements furnished or royalties paid shall not preclude Dr. Cherry questioning the correctness at any time of any payments or statements. In connection therewith, Dr. Cherry shall be entitled to examine or audit at his own expense the documents underlying the statements described in this Section not more often than annually. In the event such audit reveals an understatement of royalties due hereunder in an amount equal to or exceeding 5% of the actual royalties due over the period of such audit, NAI shall bear the cost of audit. Any such underpayment shall be immediately due and payable, with interest accrued from the date the payment was originally due at the lesser of 1.5% per month or the maximum rate permitted by law.

ARTICLE III

TERM OF AGREEMENT

3.1 Effective Date. The term “Effective Date” shall mean, and this Agreement is effective as, of the date first written above.

3.2	Term and Termination.

3.2.1 Initial Term. This Agreement shall remain in effect until December 31, 2009, unless earlier terminated in accordance herewith. Upon expiration of the initial term, the term of this Agreement shall be automatically extended for successive one (1) year periods unless terminated by either party by written notice delivered at least 120 days prior to expiration of any such period.

3.2.2 NAI Termination. NAI may terminate this Agreement at any time upon giving Dr. Cherry ninety (90) days notice.

3.2.3 Dr. Cherry Termination. Dr. Cherry may terminate this Agreement after notice to NAI only if NAI materially fails to comply with any covenant in this Agreement and such failure continues for more than thirty (30) days after written notice thereof from Dr. Cherry, unless such failure cannot reasonably be cured within 30 days then only if NAI fails to commence such cure within thirty (30) days and diligently thereafter prosecutes such cure to completion.

3.3 Termination on Specific Events. Either Party may terminate this Agreement immediately only if:

3.3.1 The other Party suspends or discontinues its business operations, makes any assignment for the benefit of its creditors, commences voluntary proceedings for liquidation in bankruptcy, admits in writing its inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of the other Party or of all or any material part of its property, or if there is an execution of a material portion of its assets.

3.3.2 The other Party shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts.

3.3.3 (i) There shall be commenced against the other Party any case, proceeding or other action of a nature referred to in section 3.3.2 above which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged, unstayed or unbonded for period of ninety (90) days; or (ii) there shall be commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iii) the other Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above.

3.3.4 NAI assigns its rights to a party who is at the time of transfer involved as an adverse party in material and adverse litigation against Dr. Cherry.

3.3.5 NAI fails to make the royalty payments as required by Article II within thirty (30) days following receipt of written notice from Dr. Cherry of the late payment.

3.4 Duties on Termination. Upon termination of this Agreement, copies of all records related to Dr. Cherry shall be kept by NAI for a minimum of three (3) years following production. In addition, NAI shall complete all work in process in a timely fashion and take all acts reasonably necessary to complete all other prior obligations and maintain the Proprietary Assets and deliver to Dr. Cherry all materials strictly related thereto. The Parties shall cooperate and utilize their best efforts to prepare such final reconciliations of accounts and amounts due Dr. Cherry.

3.4.1 After the termination or expiration of this license, all rights granted to NAI under this Agreement shall terminate and revert to Dr. Cherry, and NAI will refrain from further copying, marketing, distribution, or use of the Proprietary Assets. Within thirty (30) days after termination, NAI shall deliver to Dr. Cherry a statement indicating the number and description of the Products that it had on hand or is in the process of manufacturing as of the termination date. Dr. Cherry shall have the right for thirty (30) days following notice of termination to notify NAI of his election to purchase all such Products not committed to another purchaser as of the date of termination. If Dr. Cherry elects to do so, the purchase and sale shall be on commercially reasonable terms. If Dr. Cherry does not elect to purchase such Products NAI may dispose of the Products covered by this Agreement for a period of three (3) months after termination or expiration. At the end of the post-termination sale period, NAI shall furnish a royalty payment and statement as required under Article II.

3.4.2 In the event of termination of this Agreement, Dr. Cherry will immediately cease any current or future solicitation of any NAI customers who have not participated in any Dr. Cherry activities as of the termination date, and shall return to NAI any confidential or proprietary information of NAI including, but not limited to, any existing electronic or physical documentation of the identities of any NAI customers.

ARTICLE IV

MAINTENANCE OF INTELLECTUAL PROPERTY

4.1 Protection of Proprietary Assets. Dr. Cherry shall seek in his own name or the name of any entity which is bound by the terms of this Agreement and at his own expense, all appropriate patent, trademark, copyright or other available means of intellectual property protection for the Proprietary Assets. In the event Dr. Cherry does not seek any appropriate patent, trademarks, copyright or other available means of intellectual property protection within thirty (30) days following a written request therefor by NAI, NAI may seek such protection on behalf of Dr. Cherry and itself and credit the cost of such action against royalties due or becoming due under the terms of Article II, except for the License Rights granted to NAI herein with respect to the Proprietary Assets and the Products.

4.2 Protection of Products. NAI may seek in its own name and at its own expense, and if obtained, shall maintain appropriate patent, trademark, copyright or registration protection for any element or component included in the Products or any part thereof, and NAI shall retain ownership of such elements or components. In the event of termination of this agreement, NAI agrees to sell to Dr. Cherry from at then applicable commercial rates any element or component included in the Products for which NAI in NAI’s sole discretion continues to maintain appropriate sourcing.

4.3 Ownership of Formulae. Subject to the rights of NAI, as licensee, pursuant to this Agreement, Dr. Cherry shall own an undivided forty-nine percent (49%) interest in the formula, trade name and design for each Product.

4.4 Enforcement of Intellectual Property Rights.

4.4.1 In the event any Party becomes aware of any claim or unauthorized use, or infringement on the Proprietary Assets, License Rights, or Products during the term of this Agreement, that Party shall immediately notify all of the other Parties of such violation and shall consult with and cooperate in any way requested by any Party with respect to the enforcement of all intellectual property rights.

4.4.2 Dr. Cherry shall, at his own cost and expense, take all action necessary to enforce his rights and cause any violation with respect to Proprietary Assets to cease and be remedied. In the event Dr. Cherry fails to take all action necessary to remedy any such violation, NAI, upon ten (10) business days prior written notice, may take such action and may offset one half the costs incurred in connection with such actions against any amounts coming due to Dr. Cherry under the terms of Article II. Dr. Cherry shall approve or disapprove such action within ten (10) business days following receipt of notice as provided above and approval may not be unreasonably withheld. In connection with such action, the Parties shall execute all papers necessary or appropriate in the discretion of the Party taking such action in response to a violation or infringement of the Proprietary Assets, and shall testify in any legal action whenever requested to do so by the prosecuting Party.

4.5 Assistance in Protection. In addition to their respective undertakings set forth in the preceding Sections, the Parties agree to render, to each other all assistance reasonably requested of them in connection with the protection of the Proprietary Assets and to make promptly available to one another information they possess or to which they have access that may be of use to the other in such protection.

4.6 Notice of Infringement. In the event any Party becomes aware of any claim or unauthorized use with respect to the Proprietary Assets, it will notify the other Parties of such claim or unauthorized use immediately, but in no event, more than two (2) business days following the date on which it became aware of the claim or unauthorized use.

4.7 Preservation of Proprietary Assets. Dr. Cherry undertakes and agrees he will maintain the existing image and public persona of himself, and will use best efforts to further develop, improve and otherwise enhance the image and public persona of Dr. Cherry. In no event will Dr. Cherry take any action which would be inconsistent with the public image of himself, NAI, the Products or Proprietary Assets or denigrate himself, NAI, the Products or Proprietary Assets or in any way reflect negatively on himself, NAI, the Products or Proprietary Assets.

4.8 Regulatory Action. If the Food and Drug Administration or any other federal, state or local government agency gives notice of or makes an inspection at any Party’s premises, seizes any Product or requests a recall, the other Parties shall be notified immediately but in no event later than the next business day. Duplicates of any samples of Product taken by such agency shall be sent to the other Parties promptly. In the event of any action described in this Section, the Parties shall cooperate in determining the response, if any, to be made to such action and each party agrees NAI shall be the Parties’ representative in responding to such action, and each agrees to cooperate with and assist NAI in attempting to resolve any such action and to refrain from any activity with respect to such action which is not previously approved by NAI, except such activities as may be required by law.

4.9 NAI Customer List. NAI may maintain a list of its customers purchasing from NAI. This information is NAI’s exclusive property. NAI may allow its customer list to be used by any third party only after given seven (7) business days prior written notice to Dr. Cherry, which shall approve or disapprove of each use in its reasonable discretion prior to the expiration of seven (7) business days following such notice. Any failure to approve or disapprove of such use within the time period provided, shall constitute approval for purposes of this Section.

4.10 NAI Distribution for Dr. Cherry to NAI Customer List. Upon Dr. Cherry’s reasonable request, NAI agrees to distribute to its customers Dr. Cherry material at Dr. Cherry’s expense up to six (6) times annually provided such distribution is for no purpose other than enlisting participants in Dr. Cherry activities. Dr. Cherry shall provide NAI five (5) business days prior written notice of such requests NAI shall retain the right in its reasonable discretion to approve or disapprove of the content of each distribution, and shall approve or disapprove such distribution prior to the expiration of five (5) business days following such notice. NAI shall cooperate in processing such distribution by or through any agent or vendor of Dr. Cherry’s designation.

4.11 Fulfillment Vendor. The Parties understand and approve of NAI’s use of fulfillment vendors to assist in distribution of the Products, and acknowledge and approve of such arrangements. NAI agrees any additional or different fulfillment vendor must be capable of providing telephone customer service which appropriately reflects the public image of Dr. Cherry.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Dr. Cherry. Dr. Cherry owns and/or controls the nonexclusive rights to the Proprietary Assets, and has the authority to grant this license to use the Proprietary Assets in the manner and form provided in this Agreement. Dr. Cherry has received no notice of any claim with respect to any of the Proprietary Assets which is inconsistent with his rights in the Proprietary Assets, nor has he received any notice of any unauthorized use thereof. The Proprietary Assets do not infringe upon or violate any rights of any third party. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement or instrument to which Dr. Cherry is a party or by which he is bound.

5.2 Representations and Warranties of NAI. NAI has the authority to enter into this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement or instrument to which NAI is a party or by which it is bound.

ARTICLE VI

CONFIDENTIALITY

6.1 Duty to Protect Confidential Information. Any confidential information disclosed or conveyed by either Party to the other in connection with its business by written communication and marked as confidential, or by oral communication and confirmed in writing within thirty (30) working days of oral disclosure, shall be treated by the receiving Party as secret and confidential and shall be held in trust for the disclosing Party. The receiving Party shall treat such information and take such steps to assure its continued confidentiality in like manner as it would use to protect its own trade secrets or confidential information and will not, except as required by law, disclose any such confidential information received from the other Party to any third Party who is not bound under a confidentiality and non-disclosure agreement.

6.2 Means of Protecting Confidential Information. NAI and Dr. Cherry agree to take reasonable steps to ensure the proprietary and confidential nature of the other’s confidential information and of Proprietary Assets, License Rights, and Products in which confidential information is embodied or included and to protect the same from loss or theft and agree to clearly mark such confidential information and properly indicate its proprietary nature.

6.3 Terms of Agreement. Except as otherwise required by law, including, but not limited to, NAI’s disclosure obligations in connection with the U.S. Securities Act of 1934, the Parties agree that the terms of this Agreement are proprietary and confidential, as is the existence of this Agreement. Each Party agrees to maintain the existence of this Agreement and the terms and information contained herein strictly confidential and will not disclose any such information to any person who is not a Party hereto without the prior written consent of all Parties, which consent may be granted or withheld in the absolute discretion of each Party.

6.4 Dr. Cherry Use. The Parties acknowledge Dr. Cherry has an interest in utilizing confidential information developed by NAI in connection with his distribution of Products, if any, for the purpose of enlisting participants in Dr. Cherry activities. The Parties agree that upon the request of Dr. Cherry they will meet, confer and negotiate in good faith the terms under which Dr. Cherry may use such information to enlist additional participants while providing adequate protections for the reasonable interest of NAI in connection therewith.

6.5 Provisions Divisible. It is agreed by all Parties that the foregoing covenants are appropriate and reasonable in light of the nature and extent of the business conducted by the Parties and their respective relationships. It is further agreed that the covenants set forth herein are divisible in the event they are held to be invalid, unreasonable, arbitrary or against public policy. Further, it is agreed by the Parties that if any court of competent jurisdiction or authorized arbitrator makes such a determination, they may determine what time period and geographical area are reasonably necessary to protect the Parties’ legitimate business interests and which are enforceable.

6.6 Irreparable Injury. Each Party acknowledges that damages at law will be an insufficient remedy for violation of the terms of this Article and that the other Party would suffer irreparable injury as a result of such violation. Accordingly, it is agreed upon application to a court of competent jurisdiction, the Parties may obtain injunctive relief to enforce the provisions of this Article of this Agreement, which injunctive relief shall be in addition to any other rights or remedies available to it or them.

6.7 Extended Term of Confidentiality. It is recognized by all Parties that due to their respective positions of confidence giving rise to access to confidential, proprietary information during the term of this Agreement, that the provisions of this Article VI apply during the term of this Agreement and for a period of three (3) years thereafter.

ARTICLE VII

CLAIMS AND INDEMNIFICATION

7.1 Indemnification by NAI Against Third-Party Claims. Except as otherwise set forth above in Article VI, NAI shall indemnify, defend, and hold harmless Dr. Cherry, and his heirs, administrators, successors and assigns harmless from and against any and all damage, loss, expense (including reasonable attorneys’ fees and costs), award, settlement, or other obligation arising out of any claims, demands, actions, suits, or prosecutions that may be made or instituted against them or any of them, (i) arising from any alleged breach of NAI’s warranties contained herein, (ii) arising from any injury or death from any defect in the Proprietary Assets; and (iii) any claims arising out of NAI marketing, distribution, promotion, sale, or use of Products or Proprietary Assets.

7.2 Indemnification by Dr. Cherry Against Third-Party Claims. Except as otherwise set forth above in Article VI, Dr. Cherry shall indemnify, defend, and hold harmless NAI, its subsidiaries, affiliated and/or controlled companies and all sublicensees, as well as their respective officers, directors, agents, and employees, harmless from and against any and all damage, loss, expense (including reasonable attorneys’ fees and costs), award, settlement, or other obligation arising out of any claims, demands, actions, suits, or prosecutions that may be made or instituted against them or any of them, (i) arising from any alleged breach of Dr. Cherry’s warranties contained herein, (ii) arising from any injury or death from any defect in the Proprietary Assets specifically excluding any claim relating to the Products manufactured by NAI exclusive of the Proprietary Assets; and (iii) any claims arising out of the content or manner of Dr. Cherry’s marketing, distribution, promotion, sale, or recommended use of Licensed Products or Proprietary Assets, and specifically excluding NAI’s marketing, distribution, promotion, sale, or recommended use of the Products of the Proprietary Assets.

7.3 Insurance. NAI shall carry with companies reasonably satisfactory to Dr. Cherry: (i) Workers’ Compensation and Employees’ Liability Insurance; (ii) Standard Form Fire and Extended Coverage Insurance for the full replacement value of any of the Products or any premiums or packaging materials, and (iii) Public Liability Insurance including Contractual Liability and Products Liability Coverage (with Broad Form Vendor’s Endorsement naming Dr. Cherry and his authorized distributors and customers as insured) with a combined single limit of not less than Ten Million Dollars ($10,000,000). NAI shall submit policies and/or certificates of insurance evidencing the above coverage (which shall include an agreement by the insurer not to cancel or materially alter its coverage except upon thirty (30) days prior written notice to Dr. Cherry) to Dr. Cherry upon Dr. Cherry’s written request therefore. Products Liability Insurance shall continue in effect for Dr. Cherry’s benefit for a period often (10) years from the date of the last sale of Products by NAI. In case of NAI’s failure to carry said policies and/or furnish certificates of insurance or upon cancellation of any required insurance, Dr. Cherry may, at his option, immediately terminate this Agreement unless (in the case of cancellation) NAI has obtained substitute insurance coverage before such insurance becomes canceled and provides Dr. Cherry with satisfactory evidence thereof.

7.4 Liability for Claims of Parties. Except as otherwise provided in this Agreement, no Party shall be liable for injury to any other Party’s business or any loss of income therefrom or for damage to the other Party’s property, employees, invitees, customers or any other person or thing, nor shall any Party be liable for injury to the persons of the other or their respective employees, agents or contractors, whether or not such damage or injury arises or results from the performance or conduct imposed by this Agreement either directly or indirectly.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Sublicense. NAI may sublicense the rights granted pursuant to this Agreement, provided NAI obtains Dr. Cherry’s prior written consent to such sublicense. Dr. Cherry’s consent to any sublicense shall not be unreasonably withheld and in any such sublicense agreement, provision shall be made so that Dr. Cherry receives such revenue or royalty payment as provided for herein. Any sublicense granted in violation of this provision shall be void.

8.2 Entire Agreement; Amendment. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only by a writing signed by both of the Parties and clearly designated as an amendment to this Agreement by an appropriate heading.

8.3 Severability. If any provision or portion thereof of this Agreement is determined to be invalid or unenforceable, the provision or portion shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

8.4 No Implied Waivers. The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way the right to require such performance at any later time, nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of such provision.

8.5 Attorneys Fees. If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys fees incurred in connection with such arbitration or legal proceeding. The term “Prevailing Party” shall mean the Party which is entitled to recover its costs in the proceeding under applicable law, or the Party designated as such by the court or the arbitrators.

8.6 Arbitration. Any dispute, controversy or claim arising from, out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, except allegations of violations of Federal or State securities laws, will upon the request of any Party involved be submitted to any private arbitration service utilizing former judges as mediators and approved by the Parties. The dispute once submitted shall be settled by arbitration in Houston (or at any other place or under any other form of arbitration mutually acceptable to Parties involved). The arbitrator shall follow and apply the federal rules of evidence and the applicable local federal rules of governing discovery in the arbitration. Any award rendered shall be final, binding and conclusive upon the Parties and shall be non-appealable, and a judgment thereon may be entered in the highest State or Federal court of the forum, having jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided that each Party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees, except that in the discretion of the arbitrator, any award may include the costs, fees and expenses of a Party’s attorneys.

8.7 Governing Law. This Agreement shall be construed and interpreted under the laws of the State of Texas. All disputes or controversies or questions arising under or relating to this Agreement between the Parties hereto in relation to this Agreement shall be construed and resolved under the laws of the State of Texas. Each Party acknowledges and waives any objection to venue for such disputes in state or federal courts sitting in Houston, Texas. Any judgments upon the award entered by the arbitrators may be entered in the State or Federal Courts situated in the State of Texas.

8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limited or describe the scope or intent of the particular provision to which they refer.

8.10 Relationship of the Parties. The terms and provisions of this agreement are intended to be a license agreement and it shall not in any respect be construed to constitute NAI or Dr. Cherry as the agent, employee, partner or joint venturer of the other. All persons employed by any Party in connection with the manufacture, distribution, marketing, promotion and sale of the Products shall be the employees or agents of that Party and under no circumstances shall a Party’s employees or agents be deemed to be employees or agents of any other Party. Each Party will bear the cost of its distribution, marketing, promotion and sale of Products through its own channels. In the event any Parties utilize common vendors or contractors, each Party utilizing such common vendor or contractor will maintain such relationship and any obligations, agreements and accounts with such common vendor or contractor separate and distinct from any other Party’s.

8.11 Notice; Designation. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been given by a party (a) when delivered by hand (with delivery receipt required, costs prepaid by sender); (b) one day after deposit with a nationally recognized overnight courier service (all costs prepaid by sender); (c) five days after deposit in the United States mail by certified delivery, return receipt requested (postage prepaid); (d) when sent by facsimile with confirmation of transmission by the transmitting equipment (a confirming copy of the notice shall also be delivered by the method specified in (b) in this Section). Notices shall be sent in each case to the address indicated for each party below. The notice provision for any party may be changed by sending notice in accordance with this Section.

If to NAI:	with a copy to:

Natural Alternatives International, Inc.	Fisher Thurber LLP
1185 Linda Vista Drive	4225 Executive Square, Suite 1600
San Marcos, California 92078	La Jolla, California 92037
Attn: President or Chief Operating Officer	Attention: David A. Fisher
Telephone: (760) 744-7340	Telephone: (858) 535-9400
Facsimile: (760) 591-9637	Facsimile: (858) 535-1616

If to Dr. Cherry:

Reginald B. Cherry, M.D.

8323 Southwest Freeway, Suite 440

Houston, Texas 77074

Telephone: (713) 961-2789

Facsimile: (713) 961-0899

8.11.1 If a specific contact person is designated in a provision, notice concerning the subject matter of such provision shall be directed to such person. The address or the name of any Party or contact person may be changed by sending notice in the manner set forth above.

8.12 Successors, Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. NAI and Dr. Cherry may assign their rights and obligations under this Agreement to their Affiliate. Any such assignment will not release or discharge them from any liability or obligation hereunder. The rights and obligations of Dr. Cherry and NAI may only be assigned to other than Affiliate after first obtaining the other Party’s written consent, which consent may not be unreasonably withheld. As used herein, Affiliate shall refer to any person or entity that is under direct or indirect control of the applicable Party. The term “control” includes without limitation, ownership of interest representing a majority of the total voting power in an entity or the ability to manage or direct such entity.

8.13 Further Assurances. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Rest of page intentionally left blank

Signature page follows

Intending to be legally bound, the Parties have executed this Amended and Restated Exclusive License Agreement effective as of the Effective Date.

NATURAL ALTERNATIVES INTERNATIONAL, INC. A Delaware corporation

By:	/s/ Randell Weaver
Randell Weaver, President

/s/ Reginald B. Cherry, M.D.
Reginald B. Cherry, M.D.